KINGSVIEW PARTNERS

CODE OF ETHICS

509 SE 7th Street, 2nd Floor
Grants Pass, OR 97526
Phone: 541-291-4405
Fax: 541-291-4415
www.kingsview.com

This Code of Ethics provides information about the conduct standards of Kingsview Partners, which operates Kingsview Wealth Management, LLC, a Registered Investment Adviser, and other subsidiaries.

CODE OF ETHICS

Contents

1.	INTRODUCTION	4
1.1	Purpose	4
1.2	Scope	5
1.3	Requirements	5
1.4	Policy Governance	6
1.4.1	Policy Administration	6
1.4.2	Review and Approval	6
1.5	Related Information	6
1.6	Definitions	6
1.7	Revision History	6
2.	STANDARDS OF CONDUCT AND FIDUCIARY DUTY	7
3.	RESPONSIBLE COMMUNICATIONS	8
3.1	Purpose	8
3.2	Requirements	9
4.	GIFTS AND ENTERTAINMENT	10
4.1	Purpose	10
4.2	Requirements	10
4.2.1	Gifts	10
4.2.2	Entertainment	11
5.	OUTSIDE BUSINESS ACTIVITIES AND PRIVATE SECURITIES TRANSACTIONS	13
5.1	Purpose	13
5.1.1	Outside Business Activities	13
5.1.2	Private Securities Transactions	13
5.2	Requirements	14
6.	POLITICAL CONTRIBUTIONS	15
6.1	Purpose	15
6.2	Requirements	16
6.2.1	Four Key Prohibitions	16
6.2.2	De Minimis Exceptions	16
6.2.3	Ongoing Review	17

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

7.	INSIDER TRADING	18
7.1	Purpose	18
7.1.1	Penalties for Violations of the Insider Trading Policy and Laws	19
7.2	Requirements	20
7.2.1	KIM Indices for Monarch Funds	20
8.	PERSONAL TRADING	21
8.1	Purpose	21
8.2	Requirements	21
8.2.1	For Supervised Persons in general	21
8.2.2	For Access Persons in particular	22
9.	CONFIDENTIAL INFORMATION	24
9.1	Purpose	24
9.2	Requirements	24
9.2.1	General Practices	24
9.2.2	Client Information	25
9.2.3	Kingsview Proprietary Information	25
10.	REPORTING VIOLATIONS	27
10.1	Purpose	27
10.2	Requirements	28

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

1.	INTRODUCTION

1.1	Purpose

Kingsview Partners and its Affiliates (collectively, “Kingsview” or the “Firm”) stand in a position of trust and confidence with respect to their clients. The Code of Ethics has been developed to assist Kingsview in complying with the provisions of the Investment Advisers Act of 1940 (the “Advisers Act”), the Investment Company Act of 1940 (the “Investment Company Act”), and other advisory-related laws, rules, and regulations issued or adopted by the U.S. Securities and Exchange Commission (the “SEC”).

Rule 204A-1 under the Advisers Act requires all investment advisers registered with the SEC to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Kingsview Partners operates Kingsview Wealth Management (“KWM” or the “Adviser”), which is an investment adviser registered with the SEC.

The Code Ethics incorporates by reference the relevant portions of the Kingsview Partners Compliance Manual (“Compliance Manual”) and Kingsview Partners Employee Handbook (“Employee Handbook”), which set forth the standards of business conduct that are required of the Firm and its Supervised Persons— defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or full-time or part-time employee or contractor of the registered investment adviser (“RIA” or the “Adviser”), or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

CONTENTS
1.1 Purpose 1.2 Scope 1.3 Requirements 1.4 Policy Governance 1.5 Related Information 1.6 Definitions 1.7 Revision History
POLICY OWNER
Senior Compliance Officer
POLICY APPROVER
Chief Compliance Officer
POLICY TIER
Tier 2
FIRST PUBLISHED
2022-01-31
LAST REVISED
2025-03-31

Kingsview expects each of its Supervised Persons to conduct himself or herself with integrity, honesty and professionalism. To provide general guidance to Supervised Persons, Kingsview requires each Supervised Person to comply with the principles and standards of conduct contained in this Code of Ethics as revised from time to time. Any violation of this Code of Ethics by any Supervised Person may result in disciplinary action, up to and including termination.

A written Code of Ethics cannot answer all questions raised in the context of business relationships and the provisions thereof are not all inclusive. The Code of Ethics is intended to serve as a guide for Supervised Persons in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. Issues or questions that cannot be resolved through

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

reference to the Code of Ethics must be directed to the Kingsview Chief Compliance Officer (“Kingsview CCO” or “CCO”) and/or the Kingsview Compliance team (“Compliance designees”), collectively “Kingsview Compliance” or “Compliance”. Kingsview Compliance may grant exceptions to certain provisions contained in the Code of Ethics only in those situations when it is clear beyond dispute that client interests will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client(s) even at the expense of the interests of Supervised Persons.

The Firm is the sole owner of all rights to this Code of Ethics. Upon request, the Code of Ethics must be returned to Kingsview immediately upon termination of employment or association. The information contained herein is confidential and proprietary and may not be disclosed to any third party or otherwise shared or disseminated in any way without the express written approval of the Firm.

Supervised Persons may access the Code of ethics via the Kingsview Operating Documents Inventory (“KODI”), the Firm’s centralized document repository, or may request the most recent version from Kingsview Compliance.

1.2	Scope

The Code of Ethics applies to Kingsview, its Affiliates, and its Supervised Persons in all offices, including locations outside of the Adviser’s principal office in Grants Pass, OR. Consult Kingsview Compliance with questions about how the Code of Ethics relates to a particular location or situation.

1.3	Requirements

Each Supervised Person must acknowledge receipt of the Code of Ethics upon hire or association with the Firm and no less than annually thereafter and when the Code of Ethics is revised and distributed.

All Supervised Persons are responsible for reading, understanding, and abiding by all aspects of the Code of Ethics.

Any Supervised Person who knows of, or has a reasonable belief, that there is a violation of applicable laws or of the Code of Ethics, must report that information immediately to Kingsview Compliance.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

1.4	Policy Governance

1.4.1	Policy Administration

Administration of the Code of Ethics is the responsibility of the Kingsview CCO, or Compliance designee(s). Exceptions to the Code of Ethics must be approved by the CCO and reported to the Kingsview Risk Committee.

1.4.2	Review and Approval

Review and approval of the Code of Ethics is subject to the Policy on Policies and Other Governed Documents.

POLICY TIER	CRITERIA
2	This Policy and any revisions herein shall be formally reviewed and approved annually by the CCO.

1.5	Related Information

For related information on the Code of Ethics, review the following resources available in KODI:

●	Kingsview Partners Compliance Manual (“Compliance Manual”)

●	Kingsview Partners Employee Handbook (“Employee Handbook”)

1.6	Definitions

Unless otherwise defined in the Code of Ethics, the definitions to business terms may be referenced in the Kingsview Enterprise Glossary.

1.7	Revision History

This section summarizes the Revision History of the Code of Ethics, including material edits and changes. Please contact Kingsview Compliance for assistance with archived versions of this Code of Ethics (if applicable).

DATE	AUTHOR	SUMMARY OF REVISIONS
2025-03-31	Matthew Stolen; Kevin Swanson; Jeremy Dela Cruz	● Updates to existing language and guidance throughout ● Inclusion of Responsible Communications section
2022-01-31	Matthew Stolen	New Code of Ethics published

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

2.	STANDARDS OF CONDUCT AND FIDUCIARY DUTY

All Supervised Persons are required, as a condition of their employment, Investment Adviser Representative (“IAR”) registration, or association with Kingsview Partners, to annually review, understand, and comply with this Code of Ethics and related Kingsview policies.

Supervised Persons must comply with all laws, rules, and regulations applicable to the business in which they engage, including among others, securities and other federal, state, and local laws. Although the Supervised Person may not know all the details of each law governing Kingsview business, each Supervised Person is expected to be familiar with and comply with the Firm-wide policies and procedures, as they apply to business lines and, when in doubt, to seek advice from supervisors and/or the Kingsview CCO, or Compliance designee(s).

The Code of Ethics is based upon the principle that Supervised Persons owe a fiduciary duty to clients for which Kingsview serves as Adviser. Accordingly, Supervised Persons must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Kingsview clients.

Pursuant to Section 206 of the Advisers Act, both Kingsview and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone: Kingsview has an affirmative duty of utmost good faith to act solely in the best interests of clients.

Supervised Persons are required to conduct their affairs in such a manner as to:

1.	Avoid serving their own personal interests ahead of clients;

2.	Avoid taking inappropriate advantage of their position with the company; and

3.	Avoid, and, where appropriate, mitigate any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The provisions of the Code of Ethics are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. In situations where there is uncertainty as to the intent or application of the Code of Ethics, the Supervised Person is advised to consult with supervisors and/or Kingsview Compliance.

Any questions regarding the applicability, meaning, or administration of the Code of Ethics shall be referred by the Supervised Person concerned in advance of any contemplated action to Kingsview Compliance. Exemptions may be granted, if, in the judgment of the Kingsview CCO, or Compliance designee(s), the fundamental obligation of the Supervised Person involved is not compromised.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

3.	RESPONSIBLE COMMUNICATIONS

ADMINISTRATIVE NOTE	Please review the comprehensive edition of the Electronic Communications Policy in the Compliance Manual, which is available in KODI.

3.1	Purpose

Regardless of the language, medium, or mode, Kingsview communications should be clear, concise, accurate, and professional. At best, poor communication causes confusion. At worst, it could expose Supervised Persons and the Firm to legal and reputational risk.

The SEC establishes recordkeeping and supervision requirements for registered investment advisers (“RIAs”) to ensure that firms can monitor business-related communications. Kingsview provides Supervised Persons with firm-approved communication channels like RingCentral to better serve customers. Kingsview’s Electronic Communications Policy1 governs communications categorized as either:

●	On-Channel – Business-related communications leveraging applications vetted and approved by Kingsview for official use by Supervised Persons when conducting Kingsview business (i.e. Outlook, Microsoft Teams, and RingCentral)

●	Off-Channel – Prohibited use of non-approved applications to send and receive business-related communications (e.g., WhatsApp, personal text messaging or email applications, etc.)

Please note that off-channel communications expose Supervised Persons to a heightened risk of being subject to SEC subpoenas or requests for information—during an examination, the SEC may require Kingsview to provide requested documents and communications, even if the requested files are not in the Firm’s immediate possession (e.g., Supervised Person’s personal cell phone, email accounts, etc.).

The “business-related” requirement is based on the content of the communication and not the type of device or technology used to receive or send the communication. Depending on the context, communications can be business-related:

●	when discussing Kingsview services or business lines; or

●	when referencing or involving an existing or prospective client (even if the customer or prospect is not directly involved in the conversation).

[1]	See Kingsview Partners Compliance Manual.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

3.2	Requirements

Supervised Persons must only conduct business-related communications through firm-approved communication channels. Personal use of Kingsview’s approved channels is strongly discouraged.

Communication channels approved by Kingsview for business-related communications are limited to:

●	Microsoft Outlook

●	Microsoft Teams

●	RingCentral

●	Zoom – Zoom use is limited to Supervised Persons attending externally hosted meetings. Advisors may leverage Zoom for business purposes—with Compliance approval—at their own expense.

●	Global Relay Messaging – Legacy software with no new Supervised Persons being added as users

The Firm strictly prohibits Supervised Persons from engaging in Kingsview business using non-approved channels—if an app or platform does not appear in the approved list above, Supervised Persons should not use such communication methods for business purposes.

ADMINISTRATIVE NOTE	Please review requirements related to the personal use of social media by Supervised Persons in the Electronic Communications Policy of the Compliance Manual.

Kingsview recommends that Supervised Persons use “The Wall Street Journal Test” when conducting business: reflect on whether what they say or do would reflect poorly on themselves or Kingsview if published on the WSJ’s front page.

Additionally, remember that:

●	All electronic communications created, stored, or transmitted via Kingsview’s systems or devices are Firm property; and

●	Compliance reviews electronic communications, which are provided to regulators upon request.

COMMUNICATION BEHAVIORS	YES	NO
Maintain a high professional standard in all communications
Conduct Kingsview business on approved communication channels (i.e. Outlook emails, Teams chats, and RingCentral mobile and desktop)
Limit personal use of Kingsview communication channels
Conduct Kingsview business using personal text messages, WhatsApp, Gmail, and other non-approved communication channels
Send inappropriate or offensive messages to clients, colleagues, or third parties
Post on behalf of Kingsview in an official capacity when not authorized
Respond directly to the press or regulators regarding Kingsview without Compliance approval

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

4.	GIFTS AND ENTERTAINMENT

4.1	Purpose

Even when gifts or entertainment are exchanged out of the purest motives of personal or professional relationship, they can be misunderstood and perceived as an improper advantage. Supervised Persons must not give or accept any gifts or entertainment that could raise concerns regarding their personal integrity, Kingsview’s integrity and independence, or otherwise create conflicts of interest.

On occasion, a Supervised Person, due to his or her position with the Firm, may give or receive:

●	Gifts, which include any goods, services, gratuities, favors, discounts, or other items of monetary value; or

●	Entertainment, which refers to any activity for amusement or recreation, including sporting events, athletic clubs, concerts, and theater performances.

Please note that gifts or entertainment that are personal in nature and not related to Kingsview business (e.g., birthday presents, wedding gifts, etc.) are not subject to the requirements of the Code of Ethics described in this section. Only business-related gifts and entertainment, which are given or received due to a Supervised Person’s association with the Firm, are subject to the Code of Ethics.

Lavish or inappropriate gifts or entertainment are strictly prohibited. Unsolicited gifts or entertainment may only be accepted if they do not go beyond common courtesy and are an accepted local business practice.

4.2	Requirements

To avoid both the reality and the perception of improper relations with existing or potential business partners, both public and private, Supervised Persons must adhere to the following principles:

4.2.1	Gifts

●	No Supervised Person may give or receive gifts of cash or cash equivalents. Supervised Persons may give or receive retail gift cards that are redeemable only at the specific store or brand from which they are issued and are prohibited from giving or receiving prepaid/reloadable debit cards or gift cards issued by a payments network (e.g., Visa, Mastercard, etc.).

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

●	Supervised Persons must disclose in RegEd2 all gifts and entertainment—given or received— valued at ≥$25.00 per client, prospect, or any entity.

○	Regardless of dollar value, gifts or entertainment given to or received from any labor organization or its officers, agents, union officials serving in some capacity to a Taft-Hartley Plan, or other representatives or employees must be disclosed in RegEd.3

●	Supervised Persons may only give or receive gifts valued in aggregate at ≤$300.00 annually (“Gift Limit”) to or from any person or entity that does business, or desires to do business, with Kingsview directly or on behalf of a client.

○	Multiple gifts from a single giver or to a single recipient are permissible insofar as they do not exceed the Gift Limit value when accounted in total.

○	Exceptions to the Gift Limit may be made by the Kingsview CCO, or Compliance designee(s). Supervised Persons should request exceptions for personal circumstances in which they have a personal relationship with a third party (e.g., gifts for the birth of a child, wedding anniversary, etc.).

●	Gifts valued at <$25.00 (e.g., branded pens, notepads, or other promotional accessories) are not required to be disclosed in RegEd.

●	Giving or receiving a gift that may be construed as unreasonable in value with the intent to influence a business relationship is prohibited.

●	Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Kingsview CCO, or Compliance designee(s). Public Funds refer to any government, state, or municipal collection of monies and/or investment vehicles whereby such funds are invested.

●	When giving or receiving a gift or gifts to any person or entity in relation to a qualified plan under the Employee Retirement Income Security Act of 1974 (“ERISA”), the gift limit value is ≤$10.00 annually (“ERISA Gift Limit”).

○	The ERISA Gift Limit does not apply to Simplified Employee Pension (“SEP”) plans, Savings Incentive Match Plan for Employees (“SIMPLE”) retirement accounts, and Individual Retirement Accounts (“IRAs”), or to employee welfare benefit plans.

4.2.2	Entertainment

●	Supervised Persons should leverage professional judgement and Firm policy when giving or receiving entertainment—entertainment must not go beyond what is reasonable.

●	Offers of entertainment may only be accepted if they arise out of the normal course of business, cannot be seen as lavish, and take place in settings that are appropriate.

●	While not subject to a specific dollar limit, entertainment given or received should abide by the following conditions:

[2]	RegEd is the Firm’s compliance management platform.

[3]	Reportable items include, but are not limited to, meals, travel and lodging costs, raffle donations, donations to union-related charities or scholarship funds, or sponsorship of union conferences or events.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

○	The expense for the event or meal must be reasonable – Tickets to the World Series, Super Bowl, or other major sporting events and vacation trips may be unreasonable expenses.

○	Both the giver and recipient must attend the event or meal – If either the giver or recipient do not attend the event or meal, the entertainment becomes a gift and is subject to the ≤$300.00 annual limit (see Gift Limit).

○	The events or meals should not be excessively frequent – While cadence may indicate the reasonableness of entertainment, frequency should also be evaluated alongside the business purpose.

If in doubt about the appropriateness of giving or accepting a gift or entertainment, Supervised Persons must consult their supervisor or the Kingsview CCO, or Compliance designee(s).

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

5.	OUTSIDE BUSINESS ACTIVITIES AND PRIVATE SECURITIES TRANSACTIONS

5.1	Purpose

Kingsview and its Supervised Persons have an obligation to clients and each other to exercise good judgment and maintain high ethical standards in everything they do. Such an obligation means not allowing Outside Business Activities (“OBAs”) or Private Securities Transactions (“PSTs”) to create conflicts of interest, reputational risks, or any other negative impact to Kingsview or its clients.

5.1.1	Outside Business Activities

An OBA refers to any business or activity undertaken by a Supervised Person that is outside the scope of his or her relationship with Kingsview such as:

●	Employment external to Kingsview – “Employment” denotes full-time, part-time, or contract roles that earn financial (salary, wages, etc.) or non-financial compensation (perks, discounts, tax benefits, etc.)

●	Service as an officer or director of any business or charity – Board service in any capacity, including volunteer work

●	Holding an operational stake in a private business – Starting, owning, or operating a business, whether as a sole proprietorship, partnership, or corporation, separate from one’s employment or association with Kingsview. Advisors, in particular, are required to disclose limited liability companies (“LLCs”) established upon and related to their association with Kingsview.

Prior to engaging in a previously undisclosed OBA, Supervised Persons must disclose the OBA in RegEd for pre-clearance and approval from the Kingsview CCO, or Compliance designee(s).

Please consult Kingsview Compliance about whether an activity requires disclosure or for any OBA issues.

5.1.2	Private Securities Transactions

A PST refers to any securities transaction outside the regular course or scope of a Supervised Person’s employment or association with the Firm, including, though not limited to:

●	New offerings of securities which are not registered with the SEC;

●	Participation in a private placement or limited offering;

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

●	Passive investments (i.e. no involvement in day-to-day operations) in startups, small businesses, or venture capital opportunities;

●	Participation in an equity partnership through capital contributions;

●	Investments in real-estate-based securities

●	Participating in an Initial Coin Offering (“ICO”), Initial Exchange Offering (“IEO”), Security Token Offering (“STO”), or other private offering of digital assets (e.g., cryptocurrencies, stablecoins, non-fungible tokens, etc.)

Please note that the following activities may also constitute a PST:

●	Introducing customer to Issuer or Third Party involved in private placement, limited offering, or other PST;

●	Providing or forwarding investment-related materials (e.g., private placement memorandum, company presentation, etc.) to customer in relation to a private placement, limited offering or other PST;

●	Receiving selling compensation (financial and/or non-financial) related to a PST

●	Not receiving selling compensation (financial and/or non-financial) related to a PST

Supervised Persons should recognize that PSTs may also become OBAs: investing in startups, small businesses, or venture capital opportunities and exercising active control or influence in the day-to-day operations thereof would require both a PST and OBA disclosure to Kingsview Compliance.

5.2	Requirements

Participation in an OBA or PST—whether actual or anticipated—must be disclosed in RegEd for pre- clearance and approval by Kingsview Compliance. Kingsview Compliance will determine if any conflict of interest may or may not exist and whether an OBA is reportable on a Supervised Person’s Form U4 (“Uniform Application for Securities Industry Registration or Transfer”) and/or the Form ADV (“Uniform Application for Investment Adviser Registration”) for Kingsview Wealth Management (“KWM” or the “Adviser”).

●	For New Employees or Advisors

○	Disclose all active OBAs and PSTs that pre-exist employment or association with Kingsview in RegEd during the first 30 days from start date.

●	For Existing Employees or Advisors

○	Prior to participating in a new OBA or PST, disclose the OBA or PST in RegEd for pre- clearance and approval by Kingsview Compliance in RegEd.

○	Provide any updates to disclosed OBAs and PSTs in RegEd to inform Kingsview Compliance of any terminated OBAs and PSTs that are no longer active.

●	For Advisors and Supervised Persons with a Form U4 on file with KWM

○	Inform Kingsview Compliance of any OBA updates to ensure that their Forms U4 remain up to date related to active and inactive OBAs.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

6.	POLITICAL CONTRIBUTIONS

6.1	Purpose

Rule 206(4)-5 (the “Pay-to-Play Rule” or the “Rule”) under the Advisers Act aims to protect the integrity of the U.S. political landscape from conflicts of interest. The Pay-to-Play Rule and this Political Contributions Policy prohibit Kingsview from providing investment advisory services “for compensation” to a state or local government entity if Kingsview, or its covered associate, has made a political contribution to certain state or local government officials in the prior two years.

KEY TERMS	DEFINITIONS
Political Contribution

“Any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for Federal, State or local office; (ii) Payment of debt incurred in connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for State or local office.” [206(4)-5(f)(1)]

Kingsview Addendum: This Political Contributions Policy also defines “Political Contribution” to refer to contributions made to Political Action Committees (“PACs”), including segregated funds (“SSFs”), nonconnected committees, Super PACs, Hybrid PACs, and Leadership PACs.

Covered Associate

“Covered associate of an investment adviser means: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the investment adviser or by any person described in paragraphs (f)(2)(i) and (f)(2)(ii) of this section.” [206(4)-5(f)(2)]

Kingsview Addendum: All Supervised Persons, including Covered Associates defined by the Pay-to-Play Rule, are subject to this Political Contributions Policy. During its review of political contributions made by Supervised Persons, Kingsview Compliance may determine that a Supervised Person is not considered a “Covered Associate” according to the Rule.

Official

“Any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.” [206(4)-5(f)(6)]

Government Entity

“Any State or political subdivision of a State, including: (i) Any agency, authority, or instrumentality of the State or political subdivision; (ii) A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a ‘defined benefit plan’ as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund; (iii) A plan or program of a government entity; and (iv) Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.” [206(4)-5(f)(5)]

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

6.2	Requirements

Supervised Persons that make political contributions must report each political contribution in RegEd. Supervised Persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in soliciting political donations. No funds or assets of the Firm may be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office, except where such a contribution is permitted by applicable law and has been authorized by the CCO, or Compliance designee(s).

6.2.1	Four Key Prohibitions

Kingsview and its Supervised Persons are required to follow four key prohibitions in the Pay-to-Play Rule:

1.	Post-Contribution Compensation – Receive compensation for providing advisory services to a government entity for a two-year period after Kingsview or any of its Covered Associates makes a political contribution exceeding de minimis amounts to an elected official or candidate for public office capable of awarding advisory business.

2.	Third-Party Solicitation – Pay third parties to solicit government entities for advisory business unless such third parties are registered broker-dealers or RIAs (which subject such solicitors to pay-to-play restrictions themselves under SEC or FINRA rules).

a.	Note: Prior to execution, notify Kingsview Compliance of any potential solicitation agreements with third parties to ensure Kingsview abides by Pay-to-Play Rule registration requirements.

3.	Political Fundraising – Solicit or coordinate contributions from others to a political official, candidate or political party in a state or locality where they offer or plan to offer advisory services.

4.	Circumvention – Do anything indirectly which, if done directly, would result in a violation of the Rule.

6.2.2	De Minimis Exceptions

Political contributions are subject to certain de minimis exceptions according to an individual’s voting jurisdiction. The de minimis values are based on whether a Covered Associate is entitled to vote for an elected official (i.e. the Covered Associate’s principal residence is in the locality of the election). There is no de minimis exception for firm-level contributions made by Kingsview.

●	A Covered Associate may contribute up to ≤$350.00 per election to an elected official for whom he or she is entitled to vote.

●	A Covered Associate may contribute up to ≤$150.00 per election to an elected official for whom he or she is not entitled to vote.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

The Pay-to-Play Rule contains a look-back provision, which attributes to Kingsview contributions made by a Supervised Person within two years (or six months if the Supervised Person will not solicit advisory business) of becoming a Covered Associate of Kingsview.

Therefore, contributions exceeding de minimis exceptions made up to two years (or six months) prior to a new Covered Associate joining Kingsview will trigger the two-year freeze on Kingsview earning compensation for providing advisory services to a government entity.

6.2.3	Ongoing Review

Kingsview Compliance is responsible for monitoring all political contributions made by employees against a list of any potential clients of Kingsview to ensure that the Firm will not be precluded from accepting and/or receiving compensation for the prescribed timeframes from potential clients.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

7.	INSIDER TRADING

7.1	Purpose

Federal securities laws prohibit trading in any security based on material non-public information (“MNPI” or “inside information”) or to disclose such information to others who may profit from it. This applies to all security types, including equities, options, debt, and mutual funds. Violators of insider trading laws are subject to potential imprisonment, criminal fines, civil penalties and civil enforcement.

Kingsview takes seriously its obligation to prevent insider trading violations. If Supervised Persons receive MNPI about a public company from any source, they are prohibited from discussing or acting on such information.

Supervised Persons may neither trade, either personally or on behalf of others (such as client accounts managed by Kingsview), while in possession of MNPI, nor communicate MNPI to others in violation of the law.

Insider trading laws, rules, and regulations are complex and continuously developing. Consult the Kingsview CCO, or Compliance designee(s), for any questions. Supervised Persons must notify Kingsview Compliance immediately if they have any reason to believe that insider trading has occurred or is about to occur.

KEY TERMS	DEFINITIONS
Insider	An officer, director, 10% stockholder, and anyone who possesses inside information because of his or her relationship with a company or with an officer, director, or principal stockholder of a company
Material Information

Information is material if:

●    there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

●    the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.
Non-Public Information

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. Supervised Persons should presume that information is nonpublic unless they can identify an official release by the company (e.g., public filings with securities regulatory authorities; press releases; meetings with members of press and public; proxy statements and prospectuses; etc.).

Tipping

Tipping refers to the illegal communication of MNPI about a company or security to a person (“tippee”) who is not authorized to possess such inside information with the intent to benefit.

Tipping is a violation of the Code of Ethics and securities law.

7.1.1	Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees.

The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Exchange Act (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

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7.2	Requirements

Supervised Persons must adhere to the following requirements to avoid insider trading and the misuse of MNPI.

●	Do not buy or sell securities when in possession of material non-public information.

●	Do not share, intentionally or not, material non-public information with anyone who does not have a need to know such information.

●	Prior to engaging in any trade, carefully consider how the transaction may be construed under regulatory scrutiny and in hindsight.

●	Escalate to Kingsview CCO, or Compliance designee(s):

○	Any actual or suspected violations of the Insider Trading Policy;

○	Any receipt of MNPI that one is not authorized to receive or that he or she does not legitimately need to know to perform his or her employment responsibilities;

○	Any receipt of confidential information that one is unsure if it is within the MNPI definition or whether its release might be contrary to a fiduciary or other duty or obligation.

7.2.1	KIM Indices for Monarch Funds

Updates to the constituents of the Kingsview Investment Management (“KIM”) Indices that serve as the tracking indices for the Monarch Funds is considered material, non-public information. Only KIM Index Team Members are allowed to have access to such MNPI and are only allowed to share this information with the index calculator to update the applicable index as necessary.

KIM Index Team Members remain subject to the Insider Trading Policy as it relates to the KIM Indices.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

8.	PERSONAL TRADING

8.1	Purpose

Each Supervised Person is expected to devote his or her workdays to serving the interests of clients and Kingsview. Personal trading of securities should not distract or inhibit one’s commitment to the highest standards of integrity and business conduct.

Rule 204A-1 of the Advisers Act requires all “Access Persons” of an investment adviser registered with the SEC to report, and the investment adviser to review, their personal securities transactions and holdings periodically.

Supervised Persons may be considered “Access Persons” if they have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic (see Rule 204A-1(e)(1) of the Advisers Act). Most Kingsview Advisors and any directors, officers, and partners of the Firm are Access Persons. The Kingsview CCO, or Compliance designee(s), may designate other Supervised Persons as Access Persons as appropriate. Kingsview Compliance maintains the Access Persons Index via RegEd.

The Firm strictly prohibits Access Persons—and all Supervised Persons—from using any MNPI or other confidential information, including that regarding portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, Supervised Persons are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge.

8.2	Requirements

8.2.1	For Supervised Persons in general

●	Focus on clients and colleagues—not personal trades—during workday.

●	Day trading—buying and selling securities within the same trading day—may constitute an Outside Business Activity (“OBA”) and should be avoided (See Section 5 of the Code of Ethics).

●	No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering (“IPO”) or Special Purpose Acquisition Company (“SPAC”).

●	No Supervised Person shall acquire any beneficial ownership in any private placement, limited offering, or other Private Securities Transaction (“PST”) without prior written approval from the Kingsview CCO, or Compliance designee(s) (See Section 5 of the Code of Ethics).

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

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8.2.2	For Access Persons in particular

No later than 10 days from their start date and on an ongoing basis thereafter, Access Persons must disclose via RegEd any personal trading accounts in which they have direct or indirect beneficial ownership or pecuniary interest and through which reportable securities can be purchased, sold, or held.

●	Beneficial Ownership – Holding control or influence over an account and the right to receive financial gain from its activities

●	Pecuniary Interest – Opportunity to directly or indirectly profit from a securities transaction

ACCOUNT TYPES	STATUS
Non-Managed[4] Accounts directly owned by Access Person	REQUIRED TO DISCLOSE
Non-Managed Accounts owned by Access Person’s immediate family[5] in the same household
Non-Managed Accounts in which Access Person may exercise investment discretion or control
Non-Managed Accounts which provide financial benefits to Access Person
Managed accounts operated on a discretionary basis by a portfolio manager (i.e. no influence or control by Access Person)
Trust Accounts in which Access Person is a Trustee, Executor, and/or Beneficiary
Accounts (e.g., 529 Accounts, etc.) restricted solely to the purchase and sale of open-end funds (e.g., mutual funds, ETFs, etc.)	DO NOT DISCLOSE
Accounts expressly limited to the purchase and sale of cryptocurrencies and/or digital assets

Access Persons are highly encouraged to maintain their personal trading accounts with brokerage firms with which Kingsview has a direct feed to account and trading information (“Direct Feed Brokers”).

No later than 14 business days after the end of the month, Access Persons with brokerage accounts not held at a Direct Feed Broker are required to both:

1.	Manually report individual trades executed during the previous month via RegEd; and

2.	Submit monthly[6] account statements by emailing Kingsview Compliance (compliance@kingsview.com)

To avoid manual reporting requirements, Access Persons should strongly consider closing personal trading accounts not held with a Direct Feed Broker (see table below).

[4]	“Managed” refers to accounts managed on the Access Person’s behalf by an investment professional and in which the Access Person does not exercise influence or control over investment decisions.

[5]	Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

[6]	Brokers may issue account statements on a frequency other than monthly. Access Persons should contact Kingsview Compliance if they need to adjust their account statement submission cadence accordingly.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

Based on their automated data feed features, Direct Feed Broker accounts exempt Access Persons from manual submission of brokerage statements on a monthly basis.

BROKERAGE FIRMS	DIRECT FEED BROKER	ACCESS PERSON REQUIREMENTS
1. Charles Schwab	YES	Disclose account(s) via RegEd
2. Fidelity
3. Interactive Brokers
4. Raymond James
5. Robinhood
6. UBS
7. Vanguard
Brokers not listed above	NO	1. Disclose account(s) via RegEd 2. Manually report trades via RegEd 3. Email Compliance monthly account statements (compliance@kingsview.com)

7.2.2.1	Additional Notes

●	Personal securities transactions and holdings of all Access Persons will be reviewed periodically, but no less than quarterly.

●	Kingsview prohibits Access Persons from buying or selling a security during the same day as a client, unless as part of a block trade.

●	No Access Person may purchase naked options or sell short in any account they have a beneficial ownership unless pre-cleared by Kingsview Compliance.

●	Kingsview Investment Management (“KIM”) Portfolio Managers and Index Team Members may not trade any security held in a KIM strategy or Monarch Fund within three days (before or after) a scheduled or tactical rebalancing of a strategy for Monarch Fund.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

9.	CONFIDENTIAL INFORMATION

9.1	Purpose

Kingsview’s reputation for integrity and the success of its clients depend on the commitment of each Supervised Person to safeguard client, proprietary, and other confidential information. Confidential information includes any information a Supervised Person creates, develops, receives, or has access to in connection with work at Kingsview, such as products, services, and affairs of the Firm, its existing or prospective clients, or confidential supervisory information created by or for regulators.

Any doubts about the confidentiality of information must be resolved in favor of confidentiality. All information regarding Kingsview’s clients is confidential.

Access to information should only be provided to those with appropriate authorization and information should only be shared, even internally, with those who possess a valid business reason for receiving it. Sharing confidential information by forwarding it to personal email accounts or through other unauthorized communication channels is strictly prohibited.

Any Supervised Person who violates the non-disclosure policy related to confidential information will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

9.2	Requirements

If material information relating to the Firm or Kingsview business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose.

Supervised Persons should always exercise the utmost care and prudence to protect the Kingsview’s confidential information. The following practices should be followed to help prevent the misuse of confidential information.

9.2.1	General Practices

●	Avoid discussing confidential information with colleagues in places where people who do not have a valid need to know such information may overhear, such as on elevators, in restaurants, and on airplanes.

●	Do not give your computer IDs and passwords to any other person.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

●	Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by individuals who do not have a need to know the content of the documents.

●	Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. If available, use Kingsview’s authorized encryption software to protect confidential electronic communications.

●	Comply with the specific terms of any confidentiality agreements.

●	Upon termination of employment or association with Kingsview, return to the Firm all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

●	Do not bring the confidential information of any former employer to Kingsview.

9.2.2	Client Information

●	Escalate to the Kingsview CCO, or Compliance designee(s):

○	Any requests for information or references regarding current or former clients and Supervised Persons to the Kingsview CCO, or Compliance designee(s);

○	Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties;

●	Disclose client information only as necessary to provide service that the client requested or authorized, or to maintain and service the client’s account.

●	Any Supervised Person who is authorized to have access to client Information in connection with the performance of his or her duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day.

●	Electronic or digital files containing client information shall be password secured and firewall protected from unauthorized access,

●	Client information must be destroyed or disposed in a manner to reasonably safeguard its confidentiality.

9.2.3	Kingsview Proprietary Information

●	Do not disseminate, sell, or otherwise use Kingsview’s physical resources, electronic media, proprietary information or technology for personal benefit or for the benefit of a third party.

○	Note: this restriction continues to apply after employment terminates.

●	Be aware that any product, program, or writing developed or produced by Kingsview’s Supervised Persons during the performance of his or her professional responsibilities to the Firm, is the property of Kingsview.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

●	Do not copy any proprietary information for any purpose other than a necessary job-related activity.

●	Return any proprietary information to the Firm following termination.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

10.	REPORTING VIOLATIONS

ADMINISTRATIVE NOTE	Please review the comprehensive edition of the Whistleblower Policy in the Compliance Manual, which is available in KODI.

10.1	Purpose

Supervised Persons who speak up when they believe in good faith that the Code of Conduct has been breached are doing the right thing and are acting in line with Kingsview values. Any Supervised Person who knows of, or has a reasonable belief, that there is a violation of applicable laws or of the Code of Conduct, must report that information immediately to the Kingsview CCO, or Compliance designee(s).

The Kingsview management team needs to be aware of integrity issues so that leadership can address them quickly and in a trustworthy way. By raising concerns, Supervised Persons help to protect themselves, their colleagues, and the Firm’s interests and rights.

A Supervised Person should not conduct preliminary investigations unless authorized to do so by the appropriate Kingsview designee. If a Supervised Person has violated the Code of Ethics, however, making a report will not protect him or her from the consequences of his or her actions.

Examples of material violations the Code of Ethics include breaches of applicable securities rules and regulations, fraud, or illegal acts involving any aspect of the Firm’s business, material misstatements in client records, or reports of any material activity that is harmful to clients.

Violations of the Code may result in disciplinary action including but not limited to warnings, fines, disgorgement, suspension, demotion, or termination of employment or licensing. Violations can be reported via email (compliance@kingsview.com) or via the Whistleblower Policy in the Compliance Manual.

KEY TERMS	DEFINITIONS
Whistleblower	Any current, former, or prospective Supervised Person, contractor, customer, third party, or any other person who reports an actual or potential Ethical Concern in Good Faith
Ethical Concern

A situation reported or otherwise raised in Good Faith by a Whistleblower about actual, suspected, or threatened conduct that may be criminal, unethical, or otherwise violates Kingsview’s legal, regulatory, or internal requirements based on honest belief or purpose, reasonable grounds, and an absence of fraudulent intent

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.

CODE OF ETHICS

10.2	Requirements

Supervised Persons should promptly report Ethical Concerns in Good Faith by written communication (e.g., email, Teams chat, handwritten letter) to their supervisor, Kingsview Compliance, or an executive officer of the Firm (e.g., Chief Executive Officer [“CEO”], Chief Operations Officer [“COO”], etc.). Kingsview understands that individuals may wish to report their Ethical Concerns to the Firm through other mechanisms: all Whistleblower reports received by the Firm, through whichever channel, is subject to all the protections and requirements established in the Whistleblower Policy.

Any Supervised Person who raises an Ethical Concern in Good Faith acts in the interest of Kingsview and deserves acknowledgment. Kingsview does not tolerate any retaliation against a Supervised Person who raises an Ethical Concern in Good Faith. Supervisors or other Supervised Persons who retaliate will be held accountable.

Equally, Kingsview does not tolerate any abuse of the whistleblower channels.

Kingsview will investigate and manage all Ethical Concerns in Good Faith in a timely, sensitive, and confidential manner.

Supervised Persons who violate the Code of Ethics or related Firm policies may be subject to disciplinary and corrective actions.

INTERNAL

Printed or locally stored copies of this document may not be the most current: Supervised Persons using such files should verify if they are leveraging the most up to date versions. When printed, this is an UNCONTROLLED DOCUMENT and may not reflect the most recent information. The latest version is available online in the Kingsview Operating Documents Inventory (“KODI”) and maintained by the relevant department.